Exhibit 10.23

HALCÓN RESOURCES CORPORATION

2016 LONG-TERM INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK AWARD AGREEMENT

THIS NON-EMPLOYEE DIRECTOR RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made and entered by and between HALCÓN RESOURCES CORPORATION, a Delaware corporation (the “Company”), and the Non-Employee Director (the “Director”).

WHEREAS, to carry out the purposes of the HALCÓN RESOURCES CORPORATION 2016 LONG—TERM INCENTIVE PLAN (as amended, modified or supplemented, the “Plan”), the Company desires to grant to the Director a Restricted Stock Award pursuant to the terms of this Agreement and the Plan (“Restricted Stock”).

NOW THEREFORE, in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and the Director hereby agree as follows:

1.             Grant.  On the Date of Grant, the Company hereby grants to the Director shares of Common Stock (the “Shares”) on the terms and conditions set forth in the Grant Information Summary as provided by the Company’s third-party Plan administrator’s online platform and in the Plan, which Plan is incorporated herein by reference.

2.             Vesting.

(a)           The Shares shall vest six months from the Date of Grant as set forth in the Grant Information Summary; provided, however, that the Director remains in continued service with the Company through such date and has served as a director of the Company for the entire six-month period preceding such date.

(b)           Upon the termination of the Director’s service with the Company, any Shares which are not vested shall be forfeited and returned to the Company, except that:

(i)            If the Director’s service with the Company terminates by reason of Disability, legal ownership of the Shares shall fully vest as of the date of such termination.  For purposes hereof, the term Disability shall mean a physical or mental infirmity which impairs the Director’s ability to substantially perform his duties for a period of one hundred eighty (180) consecutive days.

(ii)           If the Director dies while serving on the Board, the Shares shall fully vest on the date of death.

3.             Beneficial Ownership.  Unless and until the Shares are forfeited to the Company or transferred by the Director (in accordance with this Agreement and applicable law), the Director shall have beneficial ownership of the Shares, including the right to receive dividends and the right to vote the Shares.

4.             Issuance of the Shares.  The Shares shall be registered in the name of the Director on the records of the Company and shall be issued in book-entry form (with no physical certificate issued to the Director). Until the vesting of any Shares (the period from the Date of Grant to the date of vesting, the “Restriction Period”), any certificate representing the Shares shall be held in escrow by the Company for the account of the Director and the Company shall issue “stop-transfer” instructions to its transfer agent to prevent the transfer of the Shares by the Director.

5.             Transfer Restrictions.  Except as approved by the Company, during the Restriction Period, the Shares shall not be transferable or assignable by the Director other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by Section 414(p) of the Internal Revenue Code of 1986, as amended.  No transfer by will, trust, or by the laws of descent and distribution shall be effective to bind the Company unless the Board, the Compensation Committee of the Board or other such committee as the Board shall appoint to administer the Plan as permitted by the Plan (collectively herein the “Committee”) has been furnished with a copy of the deceased Director’s enforceable will, trust or such other evidence as the Committee deems necessary to establish the validity of the transfer. Any attempted transfer in violation of this provision shall be void and ineffective.

6.             Vesting Restrictions.   Except as provided under the terms of the Plan and in Section 2 hereof, the Shares will vest only during the Director’s lifetime while the Director remains in the service of the Company.

7.             Withholding of Tax.  To the extent that the granting of the Shares or the lapse of restrictions applicable to such Shares results in compensation income to the Director for federal or state income tax purposes for which the Company has a withholding obligation, the Director shall pay to the Company (in cash or to the extent permitted by the Committee, shares of Common Stock held by the Director whose value is equal to the amount of the Director’s tax withholding liability as determined by the Committee) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Shares.  The Company, to the extent permitted by law, has the right to deduct from any payment of any kind otherwise due to the Director from the Company any federal, state or local taxes of any kind required by law to be withheld with respect to the Shares. The Company is further authorized in its discretion to satisfy any such withholding requirement out of shares of Restricted Stock of the Director held by the Company.

8.             Securities Law.  The Director agrees that the Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. The Director also agrees that: (i) any certificates representing the Shares may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws; (ii) the Company may refuse to register the transfer of such Shares on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities laws; and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

9.             No Rights to Directorship.  Nothing contained in this Agreement shall confer upon the Director the right to continue in the service of the Company.

10.          Representations and Warranties of Director.  The Director represents and warrants to the Company as follows:

(a)           The Director has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.  The Director acknowledges that there may be adverse tax consequences upon the granting of the Shares, vesting of the Shares or disposition of the Shares once vested, and that the Director should consult a tax adviser prior to such time.

(b)           The Director agrees to sign such additional documentation as may reasonably be required from time to time by the Company in connection with this Agreement.

11.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Director.

12.          Governing Laws.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

13.          Modification.  This Agreement may not be modified except in writing signed by the parties hereto or their respective successors and permitted assigns.

14.          Headings.  The headings of paragraphs in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or alter any of the provisions of this Agreement.

15.          Defined Terms.  Except as otherwise provided in this Agreement, or unless the context clearly indicates otherwise, capitalized terms used but not defined in this Agreement have the definitions as provided in the Plan.  In the event of a conflict or inconsistency between the discretionary terms and provisions of the Plan and the provisions of this Agreement, this Agreement shall govern and control.

HALCÓN RESOURCES CORPORATION

By:	/s/ Leah R. Kasparek
Leah R. Kasparek
Senior Vice President, Human Resources
and Administration